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                      October 5, 2022

       David Glazer
       Chief Financial Officer
       Palantir Technologies Inc.
       1555 Blake Street; Suite 250
       Denver, CO 80202

                                                        Re: Palantir
Technologies Inc.
                                                            Form 10-K for the
Year Ended December 31, 2021
                                                            Form 10-Q for the
Interim Period Ended June 30, 2022
                                                            File No. 001-39540

       Dear David Glazer:

              We have completed our review of your filings. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                      Sincerely,


                      Division of Corporation Finance

                      Office of Technology